Exhibit 21.1

LIST OF SUBSIDIARIES
 OF
 REGENCY ENERGY PARTNERS LP

All subsidiaries are wholly owned, directly or indirectly by Regency Energy Partners LP as of February 28, 2008.
▪	Regency OLP GP LLC
▪	Regency Energy Finance Corp.
▪	Regency Gas Services LP
▪	Regency Intrastate Gas LLC
▪	Regency Liquids Pipeline LLC
▪	Regency Gas Marketing LLC
▪	Gulf States Transmission Corporation
▪	Regency Field Services LLC
▪	Regency Gas Utility LLC
▪	Pueblo Holdings Inc.
▪	Pueblo Midstream Gas Corporation
▪	Regency Oil Pipeline LLC
▪	CDM Resource Management LLC
▪	FrontStreet Hugoton, LLC
▪	Regency NX, LLC
▪	WGP-KHC, LLC